PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated June 27, 2022)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-263775

MONEYLION INC.

Class A Common Stock

Recent Developments

This prospectus supplement (the “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated June 27, 2022 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in MoneyLion Inc.’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 4, 2023. Accordingly, we have attached the aforementioned 8-K to this Prospectus Supplement.

This Prospectus Supplement, together with the Prospectus, is to be used by the selling shareholders listed in the Prospectus in connection with offers and sales from time to time of the Class A common stock of MoneyLion Inc.

May 4, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2023 (April 28, 2023)

MONEYLION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39346	85-0849243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 West 21st Street, 9th Floor,

New York, NY 10010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 300-9865

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ML	The New York Stock Exchange
Redeemable warrants: each whole warrant exercisable for 1/30th of one share of Class A common stock, par value $0.0001	ML WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, MoneyLion Technologies Inc. (the “Company”), a Delaware corporation and the direct, wholly-owned subsidiary of MoneyLion Inc., is party to that certain Credit Agreement, dated as of March 24, 2022 (as amended by Amendment No. 1 to Credit Agreement, dated as of March 30, 2023, the “Credit Agreement”), by and among certain financial institutions from time to time party thereto (together with their respective successors and permitted assigns, the “Lenders”), as lenders, and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (“Monroe Capital”), as administrative agent and lead arranger. Pursuant to the Credit Agreement, on March 24, 2022, the Company borrowed (a) $70.0 million aggregate principal amount of term loans (the “Term A-1 Loans”), with a maturity date of March 24, 2026, and (b) $20.0 million aggregate principal amount of term loans (the “Term A-2 Loans”), with a maturity date of May 1, 2023.

On April 28, 2023, the Company entered into Amendment No. 2 to Credit Agreement (“Amendment No. 2”) with the Lenders and Monroe Capital in order to extend the maturity date of the Term A-2 Loans and proactively manage the Company’s interest expense through the remainder of 2023. Pursuant to Amendment No. 2, the Company, the Lenders and Monroe Capital agreed that the Company would: (i) pay $5.0 million of the outstanding principal balance of the Term A-2 Loans on May 1, 2023, $10.0 million of the outstanding principal balance of the Term A-2 loans on July 15, 2023 and the remaining outstanding principal balance of the Term A-2 Loans in full on October 15, 2023, and (ii) prepay $5.0 million of the outstanding principal balance of the Term A-1 Loans on October 15, 2023, with the remaining outstanding principal balance of the Term A-1 Loans continuing to be due on the original maturity date of March 24, 2026. The Company is and was, prior to the entry into Amendment No. 2, in compliance with all of its covenants under the Credit Agreement.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to Amendment No. 2 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
10.1†	Amendment No. 2 to Credit Agreement, dated as of April 28, 2023, by and among MoneyLion Technologies Inc., as borrower, the various financial institutions party thereto, as lenders, and Monroe Capital Management Advisors, LLC, as administrative agent for the lenders.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain schedules and exhibits to this exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5), or certain portions of this exhibit have been redacted pursuant to Regulation S-K Item 601(b)(10)(iv).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYLION INC.

	By:	/s/ Richard Correia
		Name:	Richard Correia
		Title:	President, Chief Financial Officer and Treasurer

Date: May 4, 2023

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